Exhibit 99.3

CIMG Inc. Announces Execution of Computing Power Product Sales Contracts Totaling Approximately USD 1.779 Million via Subsidiaries

BEIJING, China, December 8, 2025 – CIMG Inc. (“CIMG” or the “Company”) (Nasdaq: IMG), a business group specializing in digital health and sales development, which utilizes technology and marketing to enhance its business partners’ sales growth and commercial value, today announced that its wholly-owned subsidiaries have entered into two separate sales contracts for computing power products, with a total contract value of approximately USD 1,779,070. Both contracts have been signed and are now effective.

Contract Details:

1. Zhongyan Shangyue Technology Co., Ltd., a CIMG subsidiary, has signed a contract with Zhonghao Xinying (Hangzhou) Co ., Ltd. for the sale of 64 units of high-performance computing servers. These servers are designed to support ultra-high-density computing and AI large model training scenarios.

2. Beijing Xinmiao Shidai Technology Co., Ltd., another CIMG subsidiary, has entered into a contract with Shanghai Yundeng Technology Co ., Ltd. for the delivery of 145 units of NVIDIA’graphics cards.

CIMG’s expansion into the computing power sector marks a strategic initiative launched in Q4 2025. This move follows the Company’s partnership agreement with Inspur Electronic Information Industry Co., Ltd. (Inspur) signed on October 31, 2025, to distribute Inspur products through offline channels.

Since November, CIMG has been actively expanding its offline sales network and has established dedicated sales teams  in key regions across China, including Northern and Southern China.

Ms. Alice Wang, Chairwoman and Chief Executive Officer of CIMG, commented, “Our strategic expansion into the computing power industry represents a new and promising endeavor initiated in the fourth quarter of 2025. We are encouraged by the early commercial traction, as evidenced by the recent series of signed sales contracts. These initial results validate this new vertical as a potential growth driver for the Company.”

“Looking ahead to 2026, CIMG will remain committed to our core strategy of ‘Deepening Roots in Mainland China while Expanding Globally.’ We plan to intensify our focus on the computing power sector, accelerate business development in this area, and thereby enhance the Company’s overall competitiveness and resilience,” added Ms. Wang.

About CIMG Inc.

CIMG Inc. is a global business group in the digital health industry, built around cryptocurrency strategies. The company leverages AI and cryptocurrencies (such as Bitcoin and stablecoins) to drive industry growth, helping clients maximize user acquisition and brand management value. Its current portfolio includes brands like Kangduoyuan, Maca-Noni, Qianmao, Huomao, and Coco-mango.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary for its operations, and its ability to protect its intellectual property. There cannot be any assurance that the Company and Flock well enter into a definitive agreement. The Company encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

http://www.ccmg.tech

ir@ccmg.tech